Exhibit 2.2

THIS DEED OF INDEMNITY is made on the       day of

BETWEEN:

(1)           SRS Labs, Inc. a company incorporated in Delaware, USA whose principal place of business is at 2909 Daimler Street, Santa Ana, CA - 92705 (“the Vendor”);

(2)           The companies whose particulars are set out in the Schedule hereto (“the Group”); and

(3)           Noblehigh Enterprises Inc. whose principal place of business is at 24/F., Wyler Centre Phase 2, 200 Tai Lin Pai Road, Kwai Chung, Hong Kong (“the Purchaser”).

WHEREAS:

(A)          By an Agreement for the Sale and Purchase of Shares dated 14 July 2006 (“the Agreement”) made between, inter alia, (1) the Vendor (2) the Purchaser and (3) the Guarantor, the Vendor has agreed to sell and the Purchaser has agreed to purchase approximately 26.4% of the entire issued share capital of ValenceTech Limited (“the Company”) on the terms and conditions therein contained. Subject to the simultaneous completion of the Share Buyback and Cancellation of Shares (both as defined in the Agreement) and the sale and purchase of shares under the Agreement, the Purchaser shall become the sole shareholder of the Company following Completion.

(B)           It is a condition of the completion of the Agreement that the Vendor deliver to the Purchaser this Deed of Indemnity.

NOW THIS DEED WITNESSES as follows:

1.             INTERPRETATION

1.1           In this Deed, unless the context requires otherwise:

i.        words and expressions and other rules of interpretation defined, used or set out in the Agreement have the same meanings and application in this Deed;

ii.       “Claim” means any tax related assessment, notice, demand or other document issued or action taken by or on behalf of any person, tax related authority or body whatsoever and of whatever country from which it appears that any member of the Group is liable or is sought to be made liable to make any tax related payment or is deprived or is sought to be deprived of any tax relief or allowance or credit or right to repayment of taxation;

iii.      “Litigation Claim” means any claim and costs falling on LEC Electronic Components Limited resulting from or by reference to the High Court Action No. 2394 of 2003 whether alone or in conjunction with other circumstances;

iv.     “event” includes (without limitation) the death of any person, any action, omission or transaction whether or not any member of the Group is a party thereto and includes completion of the sale of Purchase Shares to the Purchaser and references to the result of events on or before the date hereof shall include the combined result of two or more events one or more of which shall have taken place before the date hereof;

v.      references to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

vi.     references to a Claim shall include any Claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall also include:

(1)           the loss of any relief, allowance or credit granted by or pursuant to any legislation or otherwise for taxation purposes which could but for the Claim in question have been available to the Purchaser or any member of the Group whether or not the said loss results in any taxation being payable at the time of such loss; and

(2)           the nullifying or cancellation of a right to repayment of taxation which would have been so available or is at the date hereof assumed by the Vendor or the Purchaser to be available;

and in such a case the amount of taxation which could otherwise have been relieved, allowed or credited by the relief allowance or credit so lost or the amount of repayment which would otherwise have been obtained shall be treated as an amount of taxation for which a liability has arisen;

vii.    references to the Agreement shall be construed as references to the Agreement as amended or supplemented from time to time.

1.2           The expressions “the Vendor”, “the Company”, “the Group” and “the Purchaser” shall, where the context permits, include their respective successors and assigns.

2              INDEMNITY

Subject as hereinafter provided, the Vendor hereby undertakes to indemnify and keep indemnified the Purchaser (for itself and as trustee for each member of the Group) and each member of the Group against any loss or liability suffered by the Purchaser or any member of the Group including, but not limited to, any diminution in the value of the assets of or shares in any member of the Group, any payment made or required to be made by the Purchaser or any member of the Group and any costs and expenses incurred as a result of or in connection with any Claim falling on any member of the Group resulting from or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any event on or before the date hereof whether alone or in conjunction with other circumstances and whether or not such taxation is chargeable against or attributable to any other person, firm or company; and the Litigation Claim.

3              EXCEPTIONS

The indemnities given by this Deed do not cover any Claim or the Litigation Claim:

3.1           to the extent that provision or reserve in respect thereof has been made in the Accounts or Management Accounts or to the extent that payment or discharge of such Claim or the Litigation Claim has been taken into account therein;

3.2           for which any member of the Group is or may become primarily liable as a result of transactions in the ordinary course of its business after Completion; and

3.3           relating to matters disclosed in the Disclosure Letter.

4              COSTS AND EXPENSES

The indemnities given by this Deed shall cover all reasonable costs and expenses incurred by the Purchaser or any member of the Group in connection with any Claim, and any penalties, fines or interest payable by the Purchaser or any member of the Group relating to any Claim for which the Vendor are liable under this Deed and the Litigation Claim.

5              REIMBURSEMENT

In the event that any Claim or the Litigation Claim, the subject of the indemnity hereunder, is or has been discharged (whether by payment or by the loss of any relief, allowance, credit or right to repayment of taxation) or suffered by any member of the Group, the indemnity given hereunder shall take effect as a covenant by the Vendor as soon as practicable to reimburse the relevant member of the Group for any amount so paid or to compensate the relevant member of the Group for any finally adjudicated loss of relief, allowance, credit or right to repayment so suffered.

6              CONDUCT OF CLAIMS

If the Purchaser becomes aware of a Claim relevant for the purposes of this Deed or liability arising from the Litigation Claim, it shall as soon as reasonably practicable give notice thereof to the Vendor and shall (subject to the Purchaser and each member of the Group being indemnified to the Purchaser’s satisfaction against any liability, costs, damages or expenses which may be incurred thereby) take such action and procure that the relevant member of the Group shall take such action as the Vendor may reasonably request to avoid, resist, dispute, defend, compromise or appeal against the Claim and the Litigation Claim, provided that neither the Purchaser nor any member of the Group shall be required to take any steps which would require any admission of guilt or liability relating to matters connected with the Claim and the Litigation Claim in question or which would affect the future conduct of the business of the Purchaser or any member of the Group or any subsidiaries of the Purchaser or affect the rights or reputations of any of them nor shall they be required to take any such action unless the Vendor shall have produced to them a leading barrister’s opinion that such action is reasonable.

7              SET-OFF AND DEDUCTIONS

All payments to be made by the Vendor under this Deed shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment the Vendor shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

8              WAIVER AND SEVERABILITY

No failure or delay by the Purchaser or any member of the Group in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Deed shall not be affected or impaired thereby.

9              LIABILITY OF THE VENDOR

The Purchaser or any member of the Group may release in whole or in part and in such manner as it thinks fit any one or more of the Vendor from this Deed and compound with or otherwise vary or agree to vary the liability of or grant time or indulgence to or make other arrangements with any one or more of the Vendor without prejudicing or affecting its rights and remedies against any other Vendor.

10           NOTICES

Each notice, demand or other communication given or made hereunder shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Vendor:	SRS Labs, Inc.
2909 Daimler Street, Santa Ana, CA - 92705
Fax Number: (949) 852 1099
Attention: Ulrich Gottschling

To the Group:	ValenceTech Limited
24/F., Wyler Centre Phase 2, 200 Tai Lin Pai Road, Kwai Chung, Hong Kong
Fax Number: (852) 2776 7770
Attention: Lionel Cheng

To the Purchaser:	Noblehigh Enterprises Inc.
24/F., Wyler Centre Phase 2, 200 Tai Lin Pai Road,
Kwai Chung, Hong Kong
Fax Number: (852) 2484 1045
Attention: Vichai Phaisalakani

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched.

11           GOVERNING LAW AND JURISDICTION

11.1         This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

11.2         The Vendor hereby irrevocably appoint Dorsey & Whitney LLP as their agent to receive and acknowledge on their behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent and notify the Purchaser thereof. The Vendor agree that any such legal process shall be sufficiently served on them if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Vendor.

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
SRS Labs, Inc.	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
ValenceTech Limited	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
Valence Technology Limited	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
ASP Microelectronics Ltd.	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
Valence Semiconductor Design Ltd.	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
LEC Electronic Components Ltd.	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
VSD Electronics Ltd.	)

SEALED with the Common Seal and	)
Signed by	)
for and on behalf of	)
Noblehigh Enterprises Inc.	)

THE SCHEDULE

THE GROUP

1.	Name of the Company	:	ValenceTech Limited

	Date of Incorporation	:	26 April 2000

	Place of Incorporation	:	Bermuda

	Registered Office	:	Clarendon House, 2 Church Street,
Hamilton HM11, Bermuda

	Correspondence Office	:	Unit 2001-07, 20/F APEC Plaza, 49 Hoi
Yuen Road, Kwun Tong

2.	Name of the Company	:	Valence Technology Limited

	Date of Incorporation	:	17 December 1997

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza,
49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

3.	Name of the Company	:	ASP Microelectronics Ltd.

	Date of Incorporation	:	5 July 1994

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza,
49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

4.	Name of the Company	:	Valence Seminconductor Design Ltd.

	Date of Incorporation	:	3 May 1994

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza,
49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

	Name of the Company	:	LEC Electronic Components Ltd.

	Date of Incorporation	:	20 April 1995

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza,
49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

5.	Name of the Company	:	VSD Electronics Ltd.

	Date of Incorporation	:	25 June 1997

	Place of Incorporation	:	Hong Kong

	Registered Office	:	2001 Central Plaza, 18 Harbour Road,
Wanchai, Hong Kong.

	Correspondence Office	:	-ditto-

6.	Name of the Company	:

	Registration no.	:

	Date of Incorporation	:	23 June 2005

	Place of Incorporation	:	The People’s Republic of China

	Registered Office	: